FOR IMMEDIATE RELEASE

November 7, 2017

For more information contact:

John Goodey (419) 247-2800

Welltower Reports Third Quarter 2017 Results

Toledo, Ohio, November 7, 2017…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended September 30, 2017. For the quarter, we generated net income attributable to common stockholders of $0.20 per share and normalized FFO attributable to common stockholders of $1.08 per share.

Quarterly Highlights

•         Seniors housing operating SSNOI grew 4.1% and SS REVPOR grew 3.9%

•         Increasing total SSNOI guidance to 2.5%-3% from 2.25%-3% due to continued strong seniors housing operating performance

•         Increasing normalized FFO guidance to $4.19 to $4.25 per diluted share from $4.15 to $4.25 per diluted share due to increased SSNOI guidance and revised dispositions timing

•         Net debt to undepreciated book capitalization declined to 35.5% from 39.5% at 9/30/16

•         Net debt to adjusted EBITDA improved to 5.19x from 5.65x in 3Q16

•         Gary Whitelaw, CEO of Bentall Kennedy Group, appointed to Board of Directors

“We are pleased to again report a very strong quarter, headlined by our seniors housing operating performance,” commented CEO Tom DeRosa.  “Our superior real estate, concentrated in major metro markets, and our deep collaborative efforts with our operators continues to lead to exceptional results. The conversion of Sagora Senior Living from a triple-net tenant to a RIDEA operating partner illustrates the advantage and depth of the Welltower platform.”

Capital Activity On September 30, 2017, we had $236 million of cash and cash equivalents and $2.6 billion of available borrowing capacity under our primary unsecured credit facility. During the third quarter, we extinguished $15 million of secured debt during the quarter, bringing our year to date retirement of debt and preferred securities to $1.3 billion at a blended average rate of 5.6%.

Outlook for 2017 Net income attributable to common stockholders has been revised to a range of $2.09 to $2.15 per diluted share from the previous range of $2.32 to $2.42 per diluted share primarily due to the normalizing items in Exhibit 1. We are increasing our 2017 normalized FFO attributable to common stockholders guidance and now expect to report in a range of $4.19 to $4.25 per diluted share as compared to the previous range of $4.15 to $4.25 per diluted share.  The increase is primarily attributable to increased SSNOI guidance and revised dispositions timing. As previously disclosed, we no longer report FAD, primarily because it could be considered a liquidity metric, but we do provide relevant data components. In preparing our guidance, we have updated the following assumptions:

•         Same Store NOI: We are increasing SSNOI guidance and now expect average blended SSNOI growth of approximately 2.5%-3% in 2017, up from 2.25%-3% primarily due to better than expected performance in our seniors housing operating portfolio for the year-to-date.

•         Acquisitions: 2017 earnings guidance excludes any additional potential acquisitions beyond what has been announced.

•         Development: We anticipate funding additional development of approximately $87 million in 2017 relating to projects underway on September 30, 2017. We expect development conversions during the remainder of 2017 of approximately $76 million, which are currently expected to generate stabilized yields of approximately 9.3%. These projections exclude the development projects in London and midtown Manhattan which are still in the planning stages.

•         Dispositions: We are increasing dispositions guidance and now anticipate approximately $2.4 billion of disposition proceeds, up from $2 billion, at a blended yield of 7.4% in 2017. This includes approximately $1.4 billion of proceeds from dispositions completed as of September 30, 2017, and $1.0 billion of incremental proceeds from other potential loan payoffs and property sales which are generally expected to occur during the second half of the fourth quarter or later.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional

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normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders.  We will provide additional detail regarding our 2017 outlook and assumptions on the third quarter 2017 conference call.

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended September 30, 2017 of $0.87 per share, as compared to $0.86 per share for the same period in 2016.  On November 20, 2017, we will pay our 186th consecutive quarterly cash dividend.  The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

Investment and Disposition Activity  We completed $381 million of pro rata gross investments for the quarter including $304 million in acquisitions/JVs, $70 million in development funding and $7 million in loans.  95% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of three separate transactions at a blended yield of 6.5%. The development fundings are expected to yield 7.9% upon stabilization and the loans were made at a blended rate of 7.8%. We also placed into service three development projects totaling $48 million at a blended stabilized yield of 8.4%. Also during the quarter, we completed total dispositions of $84 million consisting of loan payoffs of $51 million at an average yield of 8.3% and property sales of $33 million at a blended yield on proceeds of 8.0%.

Notable Investments with Existing Operating Partners

Sagora Senior Living We expanded and recast our relationship with Sagora by acquiring three purpose-built, private pay seniors housing properties located in the Houston and San Antonio, TX MSAs. The purchase price based on a 100% ownership interest was $166 million which equates to a 7.3% cap rate based on stabilized NOI. The properties were acquired via an off-market transaction.  The properties, which were built in 2013, 2014 and 2015, were contributed into a recently formed joint venture initially seeded with 11 previously triple-net leased assets operated by Sagora. The remaining 15 assets in this relationship remain in a triple-net lease structure. The transitioned assets, which had higher lease coverage than our remaining seniors housing triple-net portfolio, were removed from coverage metrics and will not be included in our same store seniors housing operating pool for 5 quarters per our policy. Since completing our initial $8.5 million acquisition in 2010, we have completed $615 million of follow-on pro rata investments with Sagora.

Sunrise Senior Living We expanded our relationship with Sunrise by purchasing the remaining 76% interest in three purpose-built, private pay seniors housing properties developed and managed by Sunrise. Welltower previously funded 24% of the development cost for the communities in a joint venture. The communities opened in 2015 and 2016 and are located in the San Francisco, Los Angeles and Columbus MSAs. The purchase price based on a 100% ownership interest was $180 million, which equates to a blended cap rate of 5.7%. Sunrise will continue to manage the communities under an incentive-based management contract. Since our initial $243 million acquisition in 2012, we have completed $5.2 billion of follow-on pro rata investments with Sunrise.

Notable Investments with New Operating Partners

Encore Care Homes We initiated a relationship with Encore Care Homes in the U.K. through the acquisition of 100% ownership interest and leaseback of a 60-unit private pay focused seniors housing property located on the south coast of England in the Southampton MSA. The property opened in 2013, was purchased for £13 million and is subject to a long-term master lease with an initial lease yield of 6.8% that increases annually by RPI plus 25 basis points with a 2.0% floor and 4.0% cap. The parties agreed to a development partnership through which Encore or its affiliates will provide Welltower the exclusive option to acquire £250 million of its development pipeline upon stabilization at formulaic prices. Any pipeline development properties acquired will be added to the Encore master lease.

Notable Development Conversions

Sunrise Senior Living We expanded our relationships with Sunrise and Revera by completing the development of a private pay seniors housing property located in the London MSA for £18 million based on 100% ownership interest. Revera is a 25% joint venture partner. The purchase price represents a 9.5% stabilized return on cost. Since closing our initial $243 million acquisition in 2012, we have completed $5.2 billion of follow-on pro rata investments with Sunrise.

Avery Healthcare  We expanded our relationship with Avery by completing the development of a 64-unit senior housing property located in the London MSA. The investment amount was £13 million based on 100% ownership interest and the property was added to an existing master lease at an initial lease yield of 8.6%. The lease has 3% annual escalators and is

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guaranteed corporately by Avery. Since closing our initial $204 million acquisition/leaseback in 2013, we have completed $641 million of follow-on pro rata investments with Avery.

Conference Call Information We have scheduled a conference call on Tuesday, November 7, 2017 at 10:00 a.m. Eastern Time to discuss our third quarter 2017 results, industry trends, portfolio performance and outlook for 2017. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 21, 2017. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 97066109. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that revenues, net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), net operating income (NOI), same store net operating income (SSNOI), same store revenues per occupied room (SS REVPOR), and Adjusted EBITDA (A-EBITDA) to be useful supplemental measures of our operating performance. Excluding A-EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 1.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.

SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans, sub-leases and major capital restructurings as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplemental information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis for fiscal year 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the

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comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as the pro rata version of resident fees and services revenues per the income statement divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and IRC section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes contain financial ratios based on a definition of EBITDA that is specific to those agreements.  Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.  Due to the materiality of these debt agreements and the financial covenants, we have defined A-EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, transactions costs, gains/losses/impairments on properties, gains/losses on derivatives and other non-recurring and/or non-cash income/charges. We believe that A-EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to undepreciated book capitalization and net debt to A-EBITDA. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Book capitalization represents the sum of net debt (defined as total long-term debt less cash and cash equivalents and any IRC section 1031 deposits), total equity and redeemable noncontrolling interests.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2017, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,”

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“expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2017	2016
Assets
Real estate investments:
Land and land improvements	$2,806,586	$2,603,590
Buildings and improvements	26,010,364	25,671,913
Acquired lease intangibles	1,492,279	1,423,032
Real property held for sale, net of accumulated depreciation	70,995	913,157
Construction in progress	344,742	529,471
	30,724,966	31,141,163
Less accumulated depreciation and intangible amortization	(4,826,418)	(4,243,038)
Net real property owned	25,898,548	26,898,125
Real estate loans receivable	496,850	630,020
Less allowance for losses on loans receivable	(5,406)	-
Net real estate loans receivable	491,444	630,020
Net real estate investments	26,389,992	27,528,145
Other assets:
Investments in unconsolidated entities	407,507	479,382
Goodwill	68,321	68,321
Cash and cash equivalents	236,247	428,617
Restricted cash	59,064	83,137
Straight-line rent receivable	393,142	455,774
Receivables and other assets	626,106	812,963
	1,790,387	2,328,194
Total assets	$28,180,379	$29,856,339

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$420,000	$1,350,000
Senior unsecured notes	8,315,395	8,688,585
Secured debt	2,713,513	3,317,933
Capital lease obligations	72,684	74,370
Accrued expenses and other liabilities	1,027,375	767,683
Total liabilities	12,548,967	14,198,571
Redeemable noncontrolling interests	386,748	393,530
Equity:
Preferred stock	718,503	1,006,250
Common stock	371,012	362,703
Capital in excess of par value	17,564,805	16,983,562
Treasury stock	(62,363)	(52,194)
Cumulative net income	5,416,427	4,454,180
Cumulative dividends	(9,138,346)	(7,816,492)
Accumulated other comprehensive income	(141,240)	(151,184)
Other equity	1,127	3,020
Total Welltower Inc. stockholders’ equity	14,729,925	14,789,845
Noncontrolling interests	514,739	474,393
Total equity	15,244,664	15,264,238
Total liabilities and equity	$28,180,379	$29,856,339

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2017	2016	2017	2016
	Revenues:
	Rental income	$362,880	$421,152	$1,085,621	$1,259,442
	Resident fees and service	702,380	630,017	2,049,757	1,847,386
	Interest income	20,187	25,080	61,836	74,275
	Other income	6,036	2,884	15,169	21,735
	Gross revenues	1,091,483	1,079,133	3,212,383	3,202,838

	Expenses:
	Interest expense	122,578	129,699	357,405	394,985
	Property operating expenses	523,997	473,680	1,536,021	1,382,148
	Depreciation and amortization	230,138	218,061	683,262	673,326
	General and administrative expenses	29,913	36,828	93,643	122,434
	Transaction costs	-	19,842	-	33,207
	Loss (gain) on derivatives, net	324	(2,516)	2,284	(2,516)
	Loss (gain) on extinguishment of debt, net	-	-	36,870	9
	Impairment of assets	-	9,705	24,662	24,019
	Other expenses	99,595	-	117,608	3,161
	Total expenses	1,006,545	885,299	2,851,755	2,630,773

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	84,938	193,834	360,628	572,065
	Income tax (expense) benefit	(669)	305	5,535	2,543
	Income (loss) from unconsolidated entities	3,408	(1,749)	(23,676)	(7,528)
	Income (loss) from continuing operations	87,677	192,390	342,487	567,080
	Gain (loss) on real estate dispositions, net	1,622	162,351	287,869	163,881
	Net income (loss)	89,299	354,741	630,356	730,961
Less:	Preferred dividends	11,676	16,352	37,734	49,055
	Preferred stock redemption charge	-	-	9,769	-
	Net income (loss) attributable to noncontrolling interests	3,580	3,479	7,735	2,553
	Net income (loss) attributable to common stockholders	$74,043	$334,910	$575,118	$679,353

	Average number of common shares outstanding:
	Basic	369,089	358,932	366,096	356,911
	Diluted	370,740	361,237	367,894	358,752

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.20	$0.93	$1.57	$1.90
	Diluted	$0.20	$0.93	$1.56	$1.89

	Common dividends per share	$0.87	$0.86	$2.61	$2.58

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Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Loss (gain) on derivatives, net	$324 (2)	$(2,516)	$2,284	$(2,516)
Loss (gain) on extinguishment of debt, net	-	-	36,870	9
Preferred stock redemption charge	-	-	9,769	-
Nonrecurring income tax benefits	-	-	(7,916)	-
Other expenses and transaction costs(1)	99,595 (3)	19,842	117,608	36,368
Additional other income	-	-	-	(11,811)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	4,173 (4)	1,575	29,024	4,014
Net normalizing items	$104,092	$18,901	$187,639	$26,064

Average diluted common shares outstanding	370,740	361,237	367,894	358,752
Net normalizing items per diluted share	$0.28	$0.05	$0.51	$0.07

Notes:	(1) Effective 1/1/17 with the adoption of ASU 2017-01, any non-capitalizable transaction costs are in Other Expenses.
	(2) Primarily related to mark-to-market of a convertible note receivable.

(3) Primarily related to $5.1 million of severance-related costs and $94.5 million of non-capitalizable transaction costs. $88.3 million relates to a joint venture transaction with an existing seniors housing operator including the conversion of properties from triple-net to RIDEA, an exchange of PropCo/OpCo interests, and termination/ restructuring of pre-existing relationships which resulted in non-capitalizable transaction costs for US GAAP purposes.

	(4) Primarily related to non-capitalizable transaction costs in joint ventures.

FFO Reconciliations				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$74,043	$334,910	$575,118	$679,353
Depreciation and amortization	230,138	218,061	683,262	673,326
Losses/impairments (gains) on properties, net	(1,622)	(152,645)	(263,207)	(139,862)
Noncontrolling interests(1)	(16,826)	(15,695)	(51,887)	(53,630)
Unconsolidated entities(2)	9,989	17,240	43,066	50,921
NAREIT FFO attributable to common stockholders	295,722	401,871	986,352	1,210,108
Normalizing items, net(3)	104,092	18,901	187,639	26,064
Normalized FFO attributable to common stockholders	$399,814	$420,772	$1,173,991	$1,236,172

Average diluted common shares outstanding	370,740	361,237	367,894	358,752

Per share data attributable to common stockholders:
Net income	$0.20	$0.93	$1.56	$1.89
NAREIT FFO	$0.80	$1.11	$2.68	$3.37
Normalized FFO	$1.08	$1.16	$3.19	$3.45

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.86	$2.61	$2.58
Normalized FFO attributable to common stockholders per share	$1.08	$1.16	$3.19	$3.45
Normalized FFO payout ratio	81%	74%	82%	75%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(19,167)	$(27,021)	$(54,146)	$(83,542)
Non-cash interest expenses	3,972	1,176	9,823	3,243
Recurring cap-ex, tenant improvements, and lease commissions	(16,651)	(19,069)	(45,720)	(47,467)
Stock-based compensation	5,409	5,401	15,078	20,618

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
	(3) See Exhibit 1.
	(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.

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Outlook Reconciliations: Year Ended December 31, 2017			Exhibit 3
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$853	$890	$770	$792
Losses/impairments (gains) on properties, net(1,2)	(300)	(300)	(313)	(313)
Depreciation and amortization(1)	891	891	901	901
NAREIT FFO attributable to common stockholders	1,444	1,481	1,358	1,380
Normalizing items, net(3)	84	84	188	188
Normalized FFO attributable to common stockholders	$1,528	$1,565	$1,546	$1,568

Per share data attributable to common stockholders:
Net income	$2.32	$2.42	$2.09	$2.15
NAREIT FFO	3.92	4.02	3.68	3.74
Normalized FFO	4.15	4.25	4.19	4.25

Other Items(1)
Net straight-line rent and above/below market rent amortization	$(70)	$(70)	$(69)	$(69)
Non-cash interest expenses	12	12	11	11
Recurring cap-ex, tenant improvements, and lease commissions	(71)	(71)	(71)	(71)
Stock-based compensation	21	21	21	21

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on projected dispositions.
	(3) See Exhibit 1.

SSNOI Reconciliations			Exhibit 4
(in thousands)	Three Month Ended
	September 30,
	2017	2016
Net income	$89,299	$354,741
Loss (gain) on real estate dispositions, net	(1,622)	(162,351)
Loss (income) from unconsolidated entities	(3,408)	1,749
Income tax expense (benefit)	669	(305)
Other expenses and transaction costs	99,595	19,842
Impairment of assets	-	9,705
Loss (gain) on derivatives, net	324	(2,516)
General and administrative expenses	29,913	36,828
Depreciation and amortization	230,138	218,061
Interest expense	122,578	129,699
Consolidated NOI	567,486	605,453
NOI attributable to unconsolidated investments	22,431	17,179
NOI attributable to noncontrolling interests	(30,538)	(27,124)
Pro rata NOI	559,379	595,508
Non-cash NOI attributable to same store properties	(12,839)	(16,670)
NOI attributable to non same store properties	(73,488)	(108,686)
Currency and ownership adjustments(1)	(4,455)	(15,908)
Other adjustments(2)	425	(541)
Same store NOI (SSNOI)	$469,022	$453,703
			% growth
Seniors housing triple-net	$121,644	$118,070	3.0%
Long-term/post-acute care	65,378	63,425	3.1%
Seniors housing operating	197,922	190,068	4.1%
Outpatient medical	84,078	82,140	2.4%
Total SSNOI	$469,022	$453,703	3.4%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the UK and Canada.
	(2) Includes other adjustments described in the accompanying Supplement.

3Q17 Earnings Release                                                                                                                                                                November 7, 2017

SHO SS REVPOR Reconciliation			Exhibit 5
(dollars in thousands, except REVPOR)	Three Months Ended September 30,
	2017	2016
Consolidated seniors housing operating (SHO) revenues	$703,877	$631,787
SHO revenues attributable to unconsolidated investments	42,051	40,390
SHO revenues attributable to noncontrolling interests	(61,907)	(57,177)
SHO pro rata revenues	684,021	615,000
Non-cash revenues on same store properties	(309)	(51)
Revenues attributable to non-same store properties	(81,167)	(27,545)
Currency and ownership adjustments(1)	(9,184)	(4,925)
SHO same store revenues	$593,361	$582,479
Avg. occupied rooms/month(2)	34,642	35,338	% growth
SHO SS REVPOR	$5,663	$5,450	3.9%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the UK and Canada.
	(2) Represents average occupied rooms for same store properties on a pro rata basis.

Undepreciated Book Capitalization			Exhibit 6
(dollars in thousands)	As Of
	September 30, 2017	September 30, 2016
Lines of credit	$420,000	$1,350,000
Long-term debt obligations(1)	11,101,592	12,080,888
Cash and cash equivalents(2)	(250,776)	(456,420)
Net debt	11,270,816	12,974,468
Accumulated depreciation and amortization	4,826,418	4,243,038
Total equity(3)	15,631,412	15,657,768
Undepreciated book capitalization	$31,728,646	$32,875,274
Net debt to undepreciated book capitalization ratio	35.5%	39.5%

Notes:	(1) Amounts include unamortized premiums/discounts and other fair value adjustments as reflected on balance sheet.
	(2) Inclusive of IRC section 1031 deposits, if any.
	(3) Includes all noncontrolling interests (redeemable and permanent) as reflected on balance sheet.

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 7
(dollars in thousands)	Three Months Ended
	September 30, 2017	September 30, 2016
Net income	$89,299	$354,741
Interest expense	122,578	129,699
Income tax expense (benefit)	669	(305)
Depreciation and amortization	230,138	218,061
EBITDA	$442,684	702,196
Loss (income) from unconsolidated entities	(3,408)	1,749
Stock-based compensation	6,790 (1)	5,401
Losses/impairments (gains) on properties, net	(1,622)	(152,646)
Loss (gain) on derivatives, net	324	(2,516)
Other expenses & transaction costs	98,214 (1)	19,842
Adjusted EBITDA	$542,982	$574,026
Adjusted EBITDA Annualized	$2,171,928	2,296,104
Net debt(2)	$11,270,816	$12,974,468
Net debt to Adjusted EBITDA ratio	5.19x	5.65x

Notes:	(1) Certain severance-related costs are included in stock-based compensation and excluded from other expenses.
	(2) See Exhibit 6.